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                                                                  EXHIBIT 10.17

                      [LETTERHEAD OF DOUGHTY HANSON & CO.]

The Directors
Knowles Electronics Inc
1151 Maplewood Drive
Itasca, Illinois
60143

                                                                    28 June 1999

Dear Sirs

COMMISSION AGREEMENT

We refer to the Recapitalisation Agreement dated 23rd June 1999 in relation to which Doughty Hanson & Co Managers Limited ("DHCM") has agreed to assist you, and you have agreed to work exclusively with DHCM in the recapitalisation (the "Recapitalisation") of certain businesses comprising the Knowles Electronics Inc ("the Recapitalised Businesses"). For arranging bank finance for the purchase of shares or assets in various legal entities, we have undertaken to negotiate the details of the terms and agreements for such financing with Knowles Family ("the Vendor") at a purchase price of US$530 million.

In consideration of DHCM providing these services to Knowles Electronics Inc, we should now like to confirm our agreement concerning the commissions to be paid to DHCM upon the successful completion of the Recapitalisation.

1. Knowles Electronics Inc intends to acquire 90% of certain of the Vendors' interests in the Recapitalised Businesses.

2. DHCM has undertaken and continues to undertake to use its reasonable endeavours to arrange the necessary senior debt and subordinated debt financing for the Recapitalisation including in particular the following services:

      - Arranging Senior Term Loan Financing of US$200 million for the purpose of financing the purchase price, the expenses of the recapitalisation and the refinancing of the existing indebtedness of the Company;

      - Arranging for a Subordinated Debt Facility of US$150 million for the purpose of financing the purchase price, the expenses of the acquisition and the refinancing of the existing indebtedness of the Vendors' interests;

      - Arranging Working Capital Facilities of US$50 million for the purpose of future working capital needs of the business;

      - Arranging currency or interest rate swap and/or interest rate cap and/or other hedging facilities to manage the interest rate and foreign
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                                     DOUGHTY
                                     HANSON
                                      & Co

            exchange risks of the business as needed;

      o Negotiating and agreeing appropriate bank loan and security documentation supporting the Senior Term Loan Facilities, Subordinated Bridge Facility and the Working Capital Facility; and

3. Knowles Electronics Inc hereby agrees to pay DHCM arrangement commissions in respect of the above equivalent to 0.5% of the Total Senior Bank Facilities of US$200 million arranged for the Recapitalisation, plus 0.5% of the Subordinated Debt Financing Facility of US$150 million plus 0.5% of the Working Capital Facility of US$50 million. The total aggregate commissions of US$2 million are due to DHCM only upon a successful completion of the Recapitalisation, and are subject to the provisions below.

      The aggregate commissions shall become due and payable upon completion of the Recapitalisation.

4. Knowles Electronics Inc hereby agrees that it will fully reimburse DHCM for its out-of-pocket expenses (including VAT to the extent that it is non-recoverable for DHCM); however, out-of-pocket expenses (including non-recoverable VAT) shall only be chargeable insofar as the aggregate amount of such expenses exceed the commissions payable above. Knowles Electronics Inc will pay such an amount either in total or in instalments when invoiced.

5. In addition, Knowles Electronics Inc hereby agrees that it will fully reimburse DHCM for all expenses of all professional advisers engaged by DHCM for the purpose of undertaking the activities listed above and otherwise in connection with the Recapitalisation (including VAT to the extent that it is non-recoverable for DHCM). Knowles Electronics Inc will pay such expenses either in total or in instalments when invoiced. For the avoidance of doubt, DHCM's professional advisers shall include, inter alia, PriceWaterhouseCoopers (financial due diligence and tax); Environmental Resources Management (environmental due diligence); Kirkland & Ellis (Co-ordination of legal due diligence, senior facilities documentation, sale and purchase documentation, shareholders agreement documentation subordinated loan documentation); Willis Corroon (insurance due diligence); Frost & Sullivan (technical due diligence) and such other legal, tax, accounting, environmental and other consultant professional advisers as DHCM may engage from time to time in the course of the Recapitalisation.

6. DHCM has undertaken and continues to undertake to keep secret and confidential all information which we have received or which we will receive in rendering services stipulated under this agreement except as required under DHCM's obligations relating to Doughty Hanson & Co Funds.

7. Knowles Electronics Inc has agreed and confirms such agreement that in fulfilling its obligations under this agreement, DHCM is entitled to enter into sub-contractor agreements with third parties to which DHCM passes over its confidentiality obligations as mentioned above.
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                                     DOUGHTY
                                     HANSON
                                      & Co

8.    This agreement is governed by the laws of England.

Please signify your agreement to the above terms by countersigning the attached copy of this letter and sending the signed version back to us.


/s/ Ken Terry
For and on behalf of
Doughty Hanson & Co Managers Limited

We agree with the contents of this letter


/s/ Reg G. Garratt
Knowles Electronics Inc